Date:	October 18, 2012

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2012 EARNINGS

•	Q3 net income of $3.6 million and diluted EPS of $0.46
•	Net interest margin of 4.14% for Q3 2012
•	Nonperforming assets 1.08% of total assets
•	Average shareholders’ equity of $160 million is 12.32% of average assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced  third quarter 2012 net income available to common shareholders of $3,639,000 compared to $4,078,000 for the third quarter of 2011, a $439,000 or 10.77% decrease.  Diluted earnings per share were $0.46 for the 2012 quarter compared to $0.52 for the 2011 quarter. This quarterly net income produced for 2012 a return on average assets of 1.12%, a return on average equity of 9.11%, and a return on average tangible equity of 13.69%.

Net income available to common shareholders for the nine months of 2012 was $12,088,000 compared to $6,868,000 for the comparable period of 2011. Basic and diluted earnings per share were $1.54 for the 2012 period compared to $1.02 for the 2011 period.

Earnings for the 2012 quarter and nine month period were favorably impacted by the July 2011 merger between American National and MidCarolina Financial Corporation (“MidCarolina”). Earnings for the comparable 2011 quarter were also favorably impacted by the merger; however the nine month period was negatively impacted by costs associated with the merger.

Financial Performance and Overview
      Charles H. Majors, Chairman and Chief Executive Officer, reported, “As we conclude the first year after the merger with MidCarolina and begin our second year, we are focused on the future of community banking and American National. We believe that our bank has all the prerequisites to survive and prosper in the 21st century. Specifically, those requirements are strong capital, high asset quality, state-of-the-art technology and relationship banking.

      “At September 30, 2012, American National had $798 million in loans compared to $818 million at September 30, 2011. Over the past year total loans are down $20 million or 2.5%. This is the result of a deliberate strategy to reduce the problem and criticized loan balances brought over from merger. However, we are pleased to report that, on a standalone basis for the same period, our Virginia market is up approximately $18 million.

“At September 30, 2012, American National had $1.052 billion in deposits compared to $1.064 billion at September 30, 2011. Over the past year total deposits are down $12 million or 1.1%. This is primarily the result of a planned strategy to reduce wholesale funding since the merger. One of our strategic goals is growing deposit market share through increases in core deposits.

“Our earnings for the third quarter have been good, over $3.6 million.  This is down from $4.1 million in the same quarter of 2011. Most of this change has been driven by declining yields in earning assets. Loans earned 5.65% in the 2012 quarter, compared to 6.04% in the 2011 quarter. Investment yields declined also, we earned 3.27% in the 2012 quarter, compared to 3.75% in the 2011 quarter. Our net interest margin was 4.14% for the 2012 quarter compared to 4.41% for the 2011 quarter.

“A large portion of our earnings were driven by the merger with MidCarolina. Approximately $1,281,000 of pretax income for the third quarter of 2012 was directly related to various ongoing categorical fair value adjustments, the vast majority of which results from the loan portfolio purchase discount.

"As we expected, the favorable earnings impact of the merger and the related fair value accounting is decreasing rapidly quarter to quarter. This is normal in the context of current rules for merger accounting.

Majors concluded, “As we move forward, we are continuing to seek high quality organic growth in all our markets and, at the same time, preparing   American National for any strategic acquisition opportunities that may arise in the next few years. The current economic and regulatory environment, notably implementation of Dodd-Frank and the potential implementation of Basel III, is adding significantly to the challenges faced by smaller community banks. We expect that these macro-level forces will be the catalyst for a wave of merger and acquisition opportunities in our industry over the next few years. Therefore, we are building and improving an infrastructure that will allow us to grow and prosper in any regulatory and economic environment.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.

                For the quarter ended September 30, 2012, average shareholders’ equity was 12.32% of average assets.

                Book value per common share was $20.66 at September 30, 2012, compared to $19.40 at September 30, 2011.

Tangible book value per common share was $15.03 at September 30, 2012, compared to $13.65 at September 30, 2011.

Credit Quality Measurements
Non-performing assets ($7.8 million of non-performing loans and $6.3 million of foreclosed real estate) represented 1.08% of total assets at September 30, 2012, compared to 1.48% at September 30, 2011.

Annualized net charge offs to average loans were 22 basis points (0.22%) for the 2012 third quarter, compared to nine basis points (0.09%) for the same quarter in 2011.

The allowance for loan losses as a percentage of total loans was 1.50% at September 30, 2012 compared to 1.11% at September 30, 2011.
Net Interest Income
Net interest income before provision for loan losses decreased to $11,500,000 in the third quarter of 2012 from $12,343,000 in third quarter of 2011, a decrease of $843,000 or 6.8%.

                For the 2012 quarter, the net interest margin was 4.14% compared to 4.41% for the same quarter in 2011, a decrease of 27 basis points (0.27%).  This decline was mostly driven by falling yields on earnings assets and only partially mitigated by reduced costs of interest bearing liabilities.

Noninterest Income
Noninterest income totaled $2,690,000 in the third quarter of 2012, compared with $2,698,000 in the third quarter of 2011, a nominal decrease of $8,000 or 0.3%. Mortgage banking income increased to $615,000, up from $374,000 for the 2011 quarter, a 64.4% increase.  This income increase was offset by declines in service charges and overdraft fees.

Noninterest Expense

        Noninterest expense totaled $8,880,000 in the third quarter of 2012, compared to $8,564,000 in the third quarter of 2011, an increase of $316,000 or 3.7%.   Most of this change was related to personnel costs resulting from an increase in the number of full time equivalent employees, increased health insurance, and salary continuation agreements related to former MidCarolina employees.

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $588 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.